Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the December 31, 2018 Form 1-K annual report [File No. 024-10767] of BRIX REIT, Inc. (the “Company”), formerly known as Brix Student Housing REIT, Inc. and RW Holdings Student Housing REIT, Inc., of our report dated April 17, 2019 relating to our audits of the Company’s balance sheets as of December 31, 2018 and 2017 and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from October 30, 2017 (Inception) through December 31, 2017 to be filed with the Securities and Exchange Commission.

/s/ SQUAR MILNER LLP
April 26, 2019